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NEWS BULLETIN
      FROM:

[LETTERHEAD OF FRB WEBER SHANDWICK FINANCIAL COMMUNICATIONS]

   RE:   DDi Corp.
         1220 Simon Circle
         Anaheim, CA 92806
         NasdaqNM:  DDIC

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For Further Information:

  AT THE COMPANY:             AT FRB|WEBER SHANDWICK:
  Joe Gisch                   Kristen McNally                    Jill Fukuhara
  Chief Financial Officer     General Information/Media          Investor/Analyst Information
  (714) 688-7200              (310) 407-6548                     (310) 407-6539
                              or kmcnally@webershandwick.com     or jfukuhara@webershandwick.com

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FOR IMMEDIATE RELEASE
April 2, 2002

                 DDI CORP. ANNOUNCES CLOSING OF PRIVATE OFFERING
                OF $100 MILLION OF CONVERTIBLE SUBORDINATED NOTES

ANAHEIM, CA, April 2, 2002 - DDi Corp. (Nasdaq: DDIC) today announced the closing of its private offering of $100 million aggregate principal amount of 6.25% convertible subordinated notes due 2007. An additional amount of up to $15 million aggregate principal amount of the notes may be issued at the option of the initial purchasers exercisable within 30 days after March 26, 2002. The notes are unsecured obligations of DDi Corp., convertible, prior to maturity, into shares of DDi Corp. common stock at the option of the holder at a conversion price of $11.04 per share (which represents a conversion premium of 22% over the last reported sale price on the Nasdaq National Market on March 26,
2002) subject to adjustment.

Approximately $95.8 million in total net proceeds was raised from the sale of the notes. Approximately $47.9 million of the net proceeds from the sale of the notes will be used to repay a portion of Dynamic Details' Senior Credit Facility, $12.5 million will be placed in an interest reserve account to cover two years of interest payments on the notes, as required by such senior credit facility, and the remainder will be used for working capital and general corporate purposes.

The notes and the shares of DDi Corp. common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws, and were offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the notes and any shares of DDi Corp. common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.


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